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                                                                    Exhibit 6.b.






                      UNDERWRITING AND INDEMNITY AGREEMENT

                                  BY AND AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                        JOHN HANCOCK DISTRIBUTORS, INC.

                                      AND

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY



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                     UNDERWRITING  AND INDEMNITY AGREEMENT
                     -------------------------------------


             Agreement made as of May 1, 1997, among John Hancock Variable Series Trust I, an open-end investment company reorganized as a business trust under the laws of Massachusetts (the "Series"), John Hancock Distributors, Inc., a registered broker-dealer organized under the laws of Delaware ("Distributors"), and John Hancock Mutual Life Insurance Company, a life insurance company organized under the laws of Massachusetts and a registered investment adviser ("JHMLICO").

                                    RECITALS
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             WHEREAS, the Series has agreed to sell its shares to the Separate
          Accounts of JHMLICO and of its wholly-owned subsidiary, John Hancock Variable Life Insurance Company ("Separate Accounts"), in order to fund the Separate Accounts and the variable annuity contracts and variable life insurance policies issued by them, and

             WHEREAS, the Series desires to appoint Distributors, an indirect wholly-owned subsidiary of JHMLICO, as the principal underwriter of the Series' shares that the Series will sell to the Separate Accounts and Distributors is willing to accept said appointment, and

             WHEREAS, JHMLICO has accepted its appointment by the Series to serve as investment adviser to the Series pursuant to Investment Management Agreements dated as of April 12, 1988 (two), April 15, 1994 and March 14, 1996 (together with any amendments thereto, the "Investment Management Agreements"), and

             WHEREAS, pursuant to the Investment Management Agreements, the Series agrees to assume, or provide for others to assume, certain expenses for Series operations and activities; and

             WHEREAS, pursuant to the Investment Management Agreements, JHMLICO agrees to perform certain administrative functions and services on behalf of the Series and also to assume certain of the expenses of the Series.

               NOW, THEREFORE, WITNESSETH: That it is hereby agreed among the parties as follows:

          1. APPOINTMENT OF DISTRIBUTORS AS UNDERWRITER.

             The Series hereby appoints Distributors as the principal underwriter and distributor of the Series to sell its shares to the Separate Accounts and Distributors hereby accepts such appointment. The Series, during the term of this Agreement, shall sell its shares to the Separate Accounts at net asset values as set forth in the Series' Prospectus and Statement of Additional Information in effect from time to time (collectively hereinafter the "Prospectus"), and upon the terms and conditions set forth below.

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          2. EXCLUSIVE NATURE OF DUTIES.

             Distributors shall be the exclusive representative of the Series to act as principal underwriter and distributor.

          3. SALE AND REDEMPTION OF SHARES OF THE SERIES.

             (a) Sales, redemptions and repurchases shall be effected directly by the transfer agent of the Series, as such, according to the terms of the Series' transfer agency agreement, and payment for shares shall be transmitted by the transfer agent directly to the Series' custodians.

             (b) The Series shall have the right to suspend the redemption of shares of any of its Portfolios pursuant to the conditions set forth in the Prospectus. The Series shall also have the right to suspend the sale of shares of any or all of its Portfolios at any time when it is authorized to suspend redemption of such shares, or at any other time when there shall have occurred an extraordinary event or circumstance which, in the reasonable judgment of the Series, makes it impractical or inadvisable to continue to sell any such shares.

             (c) The Series will give Distributors prompt notice of any such suspension and shall promptly furnish such other information in connection with the sale and redemption of Series shares as the Distributors reasonably requests.

          4. DUTIES OF THE SERIES.

             (a) The Series shall furnish to Distributors copies of all information, financial statements and other documents or papers which it may reasonably request for use in connection with the distribution of shares of the Series.

             (b) The Series shall take, from time to time, but subject to any necessary approval of its shareholders, all necessary action to register shares under the Securities Act of 1933 (the "1933 Act"), to the end that there will be available for sale such number of shares in each Portfolio as may reasonably be expected to be sold and issued.

             (c) The Series shall use Its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Portfolios for sale under the securities laws of such states as Distributors may reasonably require.

             (d) The Series will furnish to Distributors upon request copies of annual and interim reports of the Series.

             (e) The Series shall promptly notify Distributors if the registration or qualification of any Series shares under any state or Federal securities laws, or the Series' registration under the Investment Company Act of 1940 (the "1940 Act"), is suspended or terminated, or if any governmental body or agency institutes proceedings to terminate the offer and sale of any Series

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          shares in any jurisdiction.

          5. DUTIES OF DISTRIBUTORS.

             (a) Distributors shall be subject to the direction and control of Series in the sale of its shares. Distributors shall not be obligated to sell any specific number of shares in any Portfolio.

             (b) In selling the shares of the Series, Distributors shall use its best efforts in all respects duly to conform with the requirements of all Federal and state laws and regulations and the requirements of the National Association of Securities Dealers, Inc. (the "NASD"), relating to the sale of such securities. Neither Distributors nor any other person shall make any representations or give any information regarding the Series which is not contained in the registration statement or related Prospectus or sales or advertising material approved by Distributors.

             (c) Distributors shall act as an independent contractor and nothing herein contained shall constitute Distributors, its agent or representatives, or any employees thereof as employees of the Series in connection with the sale of shares of the Series. Distributors assumes full responsibility for its agents and employees under applicable statutes.

             No commission shall be paid to any person or entity in connection with the sale of Series shares hereunder to the Separate Accounts.

             (d) Distributors shall keep records showing the amount of any significant contribution to or withdrawal from any Separate Account subaccount investing in the Series which does not reflect an automatic transaction under an annuity or insurance contract (such as investments of net premium, deaths of insureds, deductions of fees and charges, transfers, surrenders, loans, loan repayments, deduction of loan interest, lapses, reinstatements, and similar automatic transactions), which record shall also include the name of the person ordering the transaction and the date and time of day the transaction was ordered. It is hereby agreed that any issuance, redemption or repurchase of Portfolio shares relating to any such non-automatic transaction shall be at the Portfolio's net asset value per share next computed after the date and time of said order, and said order shall become irrevocable at the time as of which such value is next determined. Distributors shall also maintain records of the dates and times of day at which all transactions were effected, showing the share and dollar amounts of such transactions, and all other records required by the Securities Exchange Act of 1934 ("1934 Act") and rules thereunder with respect to the issuance, redemption or repurchase of Series shares. All records required by this paragraph to be maintained by Distributors may be maintained by the transfer agent of the Series on behalf of Distributors, but at all times such records
          (i) will be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act, (ii) shall be and remain the property of Distributors, and (iii) be at all times subject to inspection by the Securities and Exchange Commission in accordance with Section 17(a) of the 1934 Act.

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          6. INDEMNIFICATION.

             Distributors and JHMLICO (together, the "Indemnitors" herein), jointly and severally, hereby indemnify and hold harmless the Series and each of its trustees and officers (or former officers and trustees) (collectively, "Indemnitees") against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitees under the 1933 Act or under common law or otherwise which arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact contained in information furnished by Distributors or JHMLICO for use in the Series' registration statement, Prospectus, or annual or interim reports to shareholders, (2) any omission or alleged omission to state a material fact in connection with such information furnished by Distributors or JHMLICO which is required to be stated in any of such documents or necessary to make such information not misleading, (3) any misrepresentation or omission or alleged misrepresentation or omission to state a material fact on the part of Distributors or JHMLICO or any of their respective agents, officers or employees unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Series, or (4) the willful misconduct or failure to exercise reasonable care and diligence on the part of any such persons with respect to services rendered under this Agreement. This indemnity provision, however, shall not operate to protect any officer or trustee of the Series from any liability to the Series or any shareholder by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

             In case any action shall be brought against any Indemnitee, the Indemnitors shall not be liable with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified Distributors and JHMLICO in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent), but failure to notify the Indemnitors of any such claim shall not relieve them from liability which they may have to the person against whom such action is brought otherwise than on account of this indemnification. The Indemnitors will be entitled to participate at their own expense in the defense, or, if they so elect, to assume the defense of any suit brought to enforce any such liability, but if the Indemnitors elect to assume the defense, such defense shall be conducted by counsel chosen by them and satisfactory to the Indemnitees which are defendants in the suit.

             The Indemnitors shall promptly notify the Series of any litigation or proceedings in connection with the issuance or sale of the shares.

          7. DURATION AND TERMINATION OF AGREEMENT.

             This Agreement shall become effective as of the date first above written and shall remain in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Series, or by the vote of a majority of the outstanding voting securities of the Series, cast in person or by proxy, and (ii) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in
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          person at a meeting called for the purpose of voting upon such approval.

             The Agreement may be terminated at any time without the payment of any penalty, by the Board of Trustees of the Series, by vote of a majority of the outstanding voting securities of the Series, or by Distributors, or by JHMLICO as to its obligations hereunder, on sixty days written notice to the other parties. This Agreement shall automatically terminate in the event of its assignment. The termination or amendment of this Agreement shall not affect the Indemnitors indemnity obligations under Section 6 above with respect to any claim or dispute arising out of transactions or occurrences happening prior to said termination or amendment.

             The terms "assignment", "vote of a majority of the outstanding voting securities" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

          8. GOVERNING LAW.

             This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

          9. MISCELLANEOUS.

             No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

             Neither Distributors nor JHMLICO shall disclose or use any records or information obtained hereunder in any manner whatsoever, except as expressly authorized hereunder, and each shall keep confidential any information obtained pursuant to its relationship with the Series set forth herein, and disclose such information only if the Series has authorized such disclosure, or if such disclosure is expressly required by appropriate federal or state regulatory authorities. Distributors and JHMLICO shall furnish state insurance regulatory authorities with any information or reports in connection with the services they provide to the Series hereunder which such authorities may request in order to ascertain whether the variable life insurance operations of any insurance company are being conducted in a manner consistent with applicable law or regulations.

          10. LIMITATION OF LIABILITY.

             It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                         JOHN HANCOCK VARIABLE SERIES TRUST I

ATTEST:

______________________       By:_________________________________________
                                Henry D. Shaw
                                Chairman

                         JOHN HANCOCK DISTRIBUTORS, INC.

ATTEST:

_______________________      By:_________________________________________
                                Jason H. Diamond
                                President



                         JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY


ATTEST:

_______________________      By:_________________________________________
                                Robert R. Reitano
                                Second Vice President


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